Exhibit 8.1

Powell Goldstein LLP

One Atlantic Center

1201 West Peachtree Street, NW, 14th Floor

Atlanta, Georgia 30309

(404) 572-6600

December 28, 2006

Atlantic Southern Financial Group, Inc.	First Community Bank of Georgia
4077 Forsyth Road	8340 Eisenhower Parkway
Macon, Georgia 31210	Lizella, Georgia 31052

Re: Merger of First Community Bank of Georgia into Atlantic Southern Bank

Ladies and Gentlemen:

You have requested our opinion as to the tax consequences under the Internal Revenue Code of 1986, as amended (the “Code”) of the proposed merger (the “Merger”) of First Community Bank of Georgia (“FCB”), a banking association organized and existing under the laws of the State of Georgia with its principal office located in Lizella, Georgia, with and into Atlantic Southern Bank (“ASB”), bank charterd under the laws of the State of Georgia with its principal office located in Macon, Georgia, which is a wholly-owned subsidiary of Atlantic Southern Financial Group, Inc. (“Atlantic”), a corporation organized and existing under the laws of the State of Georgia, with ASB as the surviving entity, in accordance with the terms set forth in that certain Agreement and Plan of Reorganization by and among Atlantic Southern Financial Group, Inc., Atlantic Southern Bank, and First Community Bank of Georgia Dated as of September 15, 2006 (the “Reorganization Agreement”), and incorporated herein by reference.  Specifically, you have requested us to opine that both the Merger will constitute a “tax-free” reorganization within the meaning of Section 368 of the Code.

In rendering the opinions expressed below, we have examined the following documents (the “Documents”):

(a)           The Reorganization Agreement;

(b)           The Officer’s Tax Certificates of each of FCB and Atlantic that have been delivered to the undersigned and incorporated herein by reference;

(c)           The Registration Statement of Atlantic and Joint Proxy Statement/Prospectus of Atlantic and FCB related to the Merger; and

(d)           Such other documents and records as we have deemed necessary in order to enable us to render the opinions expressed below.

In rendering the opinions expressed below, we have assumed, without any independent investigation or verification of any kind, that all of the information as to factual matters contained in the Documents is true, correct, and complete.  Any inaccuracy with respect to factual matters contained in the Documents or incompleteness in our understanding of the facts could alter the conclusion reached in this opinion.

In addition, for purposes of rendering the opinions expressed below, we have assumed with your permission, that (i) all signatures on all Documents reviewed by us are genuine, (ii) all Documents submitted to us as originals are true and correct, (iii) all Documents submitted to us as copies are true and correct copies of the originals thereof, (iv) each natural person signing any Document reviewed by us had the legal capacity to do so, and (v) the Merger and the transactions contemplated in the Reorganization Agreement will be effected in accordance with the terms thereof.

Finally, with your permission we have assumed that the sum of (i) the amount of any cash and the value of any property other than Atlantic stock paid to FCB shareholders, including cash paid to FCB shareholders who exercise their statutory right to dissent to the Merger, (ii) the amount of cash and the value of any property other than Atlantic stock given as consideration by Atlantic (or a person related to Atlantic within the meaning of Treasury Regulation Section 1.368-1(e)(2)) in exchange for FCB stock prior to, but in contemplation of, the Merger or in redemption of Atlantic stock after the Merger, and (iii) the amount of cash paid to FCB shareholders in lieu of the issuance of fractional shares of Atlantic stock will not exceed sixty percent (60%) of the sum of the total value of the FCB stock outstanding immediately prior to the effective time of the Merger and the total value of any FCB stock purchased by Atlantic (or a person related to Atlantic within the meaning of Treasury Regulation Section 1.368-1(e)(2)) prior to, but in contemplation of, the Merger.

OPINION

Based upon the foregoing, it is our opinion that the Merger will constitute a reorganization within the meaning of Code Sections 368(a)(1)(A) to which ASB, FCB, and Atlantic are parties.  Accordingly, it is our opinion that:

a.                                       No gain or loss will be recognized for federal income tax purposes by a FCB shareholder upon the exchange of shares of FCB stock solely for shares of Atlantic stock, other than gain, if any, recognized with respect to the cash received in lieu of the issuance of a fractional share of Atlantic stock, which will be taxed in the manner decribed in paragraph c. below.

b                                         A FCB shareholder receiving only cash in exchange for his or her FCB stock in the Merger as a result of such sharheolder’s decision to exercise his or her statutory right to dissent in connection with the Merger generally will recognize gain or loss equal to the difference between the amount of cash so received and the basis in his or her FCB stock surrendered in the Merger.

c.             Cash, if any, received in lieu of fractional shares will be treated for federal income tax purposes as if the fractional shares were distributed and then redeemed by Atlantic.  The cash payments will be treated as having been received as a distribution in exchange for the fractional shares redeemed.  Code Section 302(a); Rev. Rul. 66-365, 1966-2 C.B. 116.

d.             The basis of the Atlantic stock, including any basis allocable to any  fractional share of Atlantic stock that is treated as issued in the Merger and immediately redeemed (and taxed in accordance with the discussion in C. above), that is received by a FCB shareholder in the Merger will equal the shareholder’s basis in the FCB stock surrendered therefor.  Code Section 358(a)(1).

e.             The holding period of the Atlantic stock received by a FCB shareholder will include the period during which such shareholder held the FCB stock surrendered therefor, provided the FCB stock was a capital asset in the hands of such shareholder at the time of the Merger.  Code Section 1223(1).

f.                                         No gain or loss will be recognized by Atlantic, ASB, or FCB as a consequence of the Merger, except for deferred gain or income, if any, required to be recognized by FCB in accordance with the consolidated return regulations of the Code..  Code Section 361(a).

*   *   *   *   *

Our opinions are based upon the facts as they exist today, the existing provisions of the Code, Treasury Regulations issued or proposed thereunder, published Revenue Rulings and releases of the Internal Revenue Service, and existing federal case law, any of which could be changed at any time.  Any such change may be retroactive in application and could modify the legal conclusion upon which our opinions are based.

In addition, this opinion does not address any tax considerations under foreign, state, or local laws, or the tax considerations to certain FCB shareholders in light of their particular circumstances, including persons who are not United States persons, dealers in securities, tax-exempt entities, shareholders who do not hold FCB common stock as “capital assets” within the meaning of Section 1221 of the Internal Revenue Code, and shareholders who acquired their shares of FCB stock pursuant to the exercise of FCB options or otherwise as compensation.

This opinion letter is being furnished only to the party to which it is addressed and is solely for its benefit.  No other person shall be entitled to rely on the opinions contained herein without our prior express written consent.  Except for its inclusion in the Registration Statement on Form S-4 of Atlantic, to which this opinion is attached as an exhibit with our consent, this opinion letter may not be used, circulated, quoted, published, or otherwise referred to for any purpose without our prior express written consent.  By giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.  Our opinions are limited to the matters stated herein, and no opinion is implied or may be inferred beyond the opinions expressly stated herein.

Very truly yours,

/s/ Powell Goldstein LLP
Powell Goldstein LLP